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Encorium Group, Inc.

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Encorium Group, Inc.

2006 Annual Report to Stockholders

Dear Fellow Stockholders:

As you know, Encorium Group was formed in November 2006 by the combination of Covalent Group, Inc. and Remedium Oy, two distinguished regional Contract Research Organizations (“CROs”). I would like to take this opportunity to reflect on the exciting journey that we have made over the past year as we became a growing multinational company. Among our accomplishments have been the integration of the two founding companies, an increase in backlog of signed business as well as a growing pipeline of new business opportunities, the launching of a successful branding campaign, and a business development effort that is actively identifying new opportunities for growth. We believe that the past year has been a transition period for Encorium Group, Inc. characterized by:

•	an increase in the number of employees to a total of nearly 300,

•	a geographic footprint that includes North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics,

•	10 offices throughout North America and Europe in countries that have a combined population of nearly one billion people, and

•	experience operating and managing clinical trials in more than 35 countries worldwide.

Moving forward I believe that we are well positioned to build on our past successes as we continue to define a new type of full service CRO that integrates world-class consultancy in study design for the development of drugs and biologics with the logistical and “infinitely local” operational expertise required to successfully recruit patients in a rapid manner. The following sections of this letter address several issues that I believe are of particular interest to our stockholders.

Assessment of the CRO Sector Marketplace: The Future Opportunity

The CRO industry continues to evolve toward a full-service model with companies offering services from the earliest stages of development through clinical trials and post-approval research. Third-party experts estimate that the total market opportunity for CRO services will rise from $11.8 billion in 2004 to $22.9 billion in 2009. This represents a compound annual growth rate of 14.2% over the period. With the regulatory authorities (such as the FDA) requiring more safety data and with the size of clinical trials increasing, CROs face growing pressure to globalize. Patient recruitment and retention is the largest cause of study delays in clinical trials. It is clear that patient recruitment programs today must be increasingly focused on timelines and cost containment. Encorium understands the complex dynamics of patient recruitment and is positioned to participate in the growth of the global CRO sector.

Encorium Growth Model

Encorium has developed a corporate strategy that is focused on a three pronged approach which includes growth by geographical expansion, growth in targeted therapeutic areas, and growth throughout all phases of development of drugs and biologics. We are looking to create sustainable differentiators in the areas of product offerings, global capabilities, quality of deliverables, flexibility, technical leverage, and customer service while maintaining a competitive pricing structure. Our goal is to become a premier mid-sized global CRO across multiple therapeutic areas. Our stated target is to achieve $100 million in net revenues for the year 2010. We anticipate that this will come from a mix of organic growth of the company and future M&A activity.

Encorium Growth Opportunities by Geographical Expansion

•	Recent Trends in the Biopharmaceutical Industry

Third-party experts currently predict that the biopharmaceutical industry will double its clinical research activities in developing nations over the next three to five years. This trend towards increasing globalization of clinical research has created a strong incentive for expansion in Eastern Europe, Latin America, and Asia.

•	Encorium’s Approach

Encorium has developed a corporate M&A strategy that is focused on the acquisition of CROs and other service capabilities. Our predominant international targets remain South America and India with China as an area of growing interest. These areas have the following characteristics in common that make them attractive for the conduct of clinical research trials:

–	Patient availability

–	Cost efficiency

–	Relevant therapeutic area expertise

–	Favorable regulatory conditions

–	Workable national healthcare infrastructures

Encorium Growth Opportunities by Therapeutic Area

Encorium continues to embrace the concept of broad program development across a wide range of therapeutic areas. We are expanding our already strong capabilities in cardiovascular and cardiovascular related diseases, biologics, vaccines, and infectious diseases. Simultaneously, we are seeking growth opportunities in oncology, diabetes, medical devices, neurology, gastroenterology and women’s health.

Encorium Growth Opportunities by Phase of Development of Drugs/Biologics

Encorium Group must be both smart and creative in the ways that we position ourselves within the highly competitive CRO marketplace. We must offer our clients the combination of therapeutic expertise, personal attention, and efficient overall clinical operations. There are multiple potential entry points for Encorium to win new business. These can be thought of in the following categories based on the needs of the biopharmaceutical industry for support in the development of drugs and biologics.

•	Consultancy for Study/Program Strategic Design and Specific Deliverables

Our consultancy services provide expert solutions based on extensive experience with drugs and biologics. It is a crucial differentiating factor for our company. It is the entry point for Encorium into many pharmaceutical and biotechnology companies and has been shown repeatedly to be an excellent strategy in order to win new business.

•	Early Phase Development Services

Over the past year, we have enhanced our capabilities in early stage development. This is a reflection of our belief that there is an important opportunity in pre-clinical evaluation and clinical pharmacology in the design, implementation and interpretation of relevant data in all major therapeutic areas. This augmented capability segues nicely with the goals and objectives established for later stages of drug/biologics development.

•	Phase 2b and Phase 3 Development of Drugs and Biologics

Recently, Phase 2b and Phase 3 clinical trials have become more thorough and larger in size in an effort to ease safety concerns. Identifying the appropriate patient population is essential when drugs/biologics enter into this aspect of their development. Encorium’s strategy for increasing the number of Phase 2b and Phase 3 studies that we conduct is based on our ability to identify the right sites, to move rapidly through each country’s regulatory approval process, and to oversee availability of study drug/biologics at the sites (e.g., importation and timely distribution of study drug/biologics into the country). Over the past year, we have demonstrated our ability to meet timelines for patient recruitment and other deliverables while providing excellent quality service. As we expand our geographical reach and broaden our therapeutic area focus, we will continue to be diligent regarding these important issues.

•	Post-Marketing Service Offerings

Events in the biopharmaceutical industry in recent years have increased focus on safety monitoring of approved and marketed drugs and on the need for more formal post approval studies. Encorium has a group within the company that designs and manages patient disease registry programs. We have already been awarded contracts within this area of potential growth in the biopharmaceutical industry.

In conclusion, Encorium operates in an ever-evolving clinical trials marketplace where size, therapeutic area expertise, and operational capabilities are of utmost importance to our clients. Over the past year we have made important progress regarding each of these key factors. We believe that we have created a strong base for future financial and operational growth. Moving forward, we will be pursuing a variety of potential acquisition possibilities as well as broadening our areas of therapeutic expertise in order to execute our growth strategy and to achieve sustained profitability.

On behalf of Encorium Group’s Board of Directors, management team, and our multinational group of employees, I wish to express my appreciation to our stockholders for their ongoing support of our company.

Kenneth M. Borow, M.D.

President and Chief Executive Officer

Safe Harbor Statement

When used herein and in other public statements, both oral and written, by the Company and Company officers, the words “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions are intended to identify forward-looking statements regarding events and trends that may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Such factors include, among others: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future results and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Remedium and Encorium; and (xiii) the ability of the combined businesses to operate successfully, generate revenue growth and operating profits. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled “Risk Factors that Might Affect our Business or Stock Price” beginning on page 9 in our Annual Report on Form 10-K for the year ended December 31, 2006 for a more complete discussion of factors which could cause our actual results and financial position to change.